UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

IRONWOOD PHARMACEUTICALS, INC.

(Name of Issuer)

CLASS A COMMON STOCK

(Title of Class of Securities)

46333X 108

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G/A

CUSIP No. 46333X 108	Page 2 of 13

1	NAME OF REPORTING PERSON Venrock Associates
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒[1]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,332,975[2]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,332,975[2]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,332,975[2]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * ☒[3]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.6%[4]
12	TYPE OF REPORTING PERSON * PN

[1]

This Schedule 13G/A is filed by Venrock Associates (“Venrock”), Venrock Associates II, L.P. (“Venrock II”), Venrock Entrepreneurs Fund, L.P. (“Entrepreneurs Fund”), VR Management, LLC (“VRM”), Venrock Management LLC (“Venrock Management” and, together with Venrock, Venrock II, Entrepreneurs Fund and VRM, the “Venrock Associates Entities”), Venrock Healthcare Capital Partners, L.P. (“VHCP”) and VHCP Co-Investment Holdings, LLC (“VHCP Co-Investment” and, together with VHCP, the “Venrock Healthcare Entities”). The Venrock Associates Entities and the Venrock Healthcare Entities are collectively referred to herein as the “Reporting Persons.” The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G/A.

[2]

Consists of 2,559,605 shares of Class A Common Stock issuable upon conversion of 2,559,605 shares of Class B Common Stock held by Venrock; 3,683,329 shares of Class A Common Stock issuable upon conversion of 3,683,329 shares of Class B Common Stock held by Venrock II; 48,387 shares of Class A Common Stock issuable upon conversion of 48,387 shares of Class B Common Stock held by Entrepreneurs Fund; 40,000 shares of Class A Common Stock issuable upon conversion of 40,000 shares of Class B Common Stock held by VRM; 1,446 shares of Class A Common Stock held by VRM; and 208 shares of Class A Common Stock held by Bryan E. Roberts. Under an agreement between Roberts and VRM, Roberts is deemed to hold the shares at the direction, and for the sole benefit, of VRM. The Class B Common Stock may be converted at any time into Class A Common Stock on a share-for-share basis.

[3]	The shares included on rows 6, 8 and 9 do not include an aggregate of 2,400,000 shares of Class A Common Stock beneficially owned by the Venrock Healthcare Entities.
[4]

This percentage is calculated based upon 66,206,799 shares of outstanding Class A Common Stock, derived as follows: 59,875,478 shares of the Issuer’s Class A Common Stock outstanding as of November 1, 2011, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2011, plus 6,331,321 shares of Class A Common Stock issuable upon conversion of 6,331,321 shares of Class B Common Stock beneficially owned by the Reporting Person. The 6,332,975 shares beneficially owned by the Reporting Person represents 6.3% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

13G/A

CUSIP No. 46333X 108	Page 3 of 13

1	NAME OF REPORTING PERSON Venrock Associates II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒[1]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,332,975[2]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,332,975[2]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,332,975[2]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☒[3]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.6%[4]
12	TYPE OF REPORTING PERSON* PN

[1]	This Schedule 13G/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G/A.
[2]

Consists of 2,559,605 shares of Class A Common Stock issuable upon conversion of 2,559,605 shares of Class B Common Stock held by Venrock; 3,683,329 shares of Class A Common Stock issuable upon conversion of 3,683,329 shares of Class B Common Stock held by Venrock II; 48,387 shares of Class A Common Stock issuable upon conversion of 48,387 shares of Class B Common Stock held by Entrepreneurs Fund; 40,000 shares of Class A Common Stock issuable upon conversion of 40,000 shares of Class B Common Stock held by VRM; 1,446 shares of Class A Common Stock held by VRM; and 208 shares of Class A Common Stock held by Bryan E. Roberts. Under an agreement between Roberts and VRM, Roberts is deemed to hold the shares at the direction, and for the sole benefit, of VRM. The Class B Common Stock may be converted at any time into Class A Common Stock on a share-for-share basis.

[3]	The shares included on rows 6, 8 and 9 do not include an aggregate of 2,400,000 shares of Class A Common Stock beneficially owned by the Venrock Healthcare Entities.
[4]

This percentage is calculated based upon 66,206,799 shares of outstanding Class A Common Stock, derived as follows: 59,875,478 shares of the Issuer’s Class A Common Stock outstanding as of November 1, 2011, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2011, plus 6,331,321 shares of Class A Common Stock issuable upon conversion of 6,331,321 shares of Class B Common Stock beneficially owned by the Reporting Person. The 6,332,975 shares beneficially owned by the Reporting Person represents 6.3% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

13G/A

CUSIP No. 46333X 108	Page 4 of 13

1	NAME OF REPORTING PERSON Venrock Entrepreneurs Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒[1]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,332,975[2]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,332,975[2]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,332,975[2]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☒[3]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.6%[4]
12	TYPE OF REPORTING PERSON* PN

[1]	This Schedule 13G/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G/A.
[2]

Consists of 2,559,605 shares of Class A Common Stock issuable upon conversion of 2,559,605 shares of Class B Common Stock held by Venrock; 3,683,329 shares of Class A Common Stock issuable upon conversion of 3,683,329 shares of Class B Common Stock held by Venrock II; 48,387 shares of Class A Common Stock issuable upon conversion of 48,387 shares of Class B Common Stock held by Entrepreneurs Fund; 40,000 shares of Class A Common Stock issuable upon conversion of 40,000 shares of Class B Common Stock held by VRM; 1,446 shares of Class A Common Stock held by VRM; and 208 shares of Class A Common Stock held by Bryan E. Roberts. Under an agreement between Roberts and VRM, Roberts is deemed to hold the shares at the direction, and for the sole benefit, of VRM. The Class B Common Stock may be converted at any time into Class A Common Stock on a share-for-share basis.

[3]	The shares included on rows 6, 8 and 9 do not include an aggregate of 2,400,000 shares of Class A Common Stock beneficially owned by the Venrock Healthcare Entities.
[4]

This percentage is calculated based upon 66,206,799 shares of outstanding Class A Common Stock, derived as follows: 59,875,478 shares of the Issuer’s Class A Common Stock outstanding as of November 1, 2011, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2011, plus 6,331,321 shares of Class A Common Stock issuable upon conversion of 6,331,321 shares of Class B Common Stock beneficially owned by the Reporting Person. The 6,332,975 shares beneficially owned by the Reporting Person represents 6.3% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

13G/A

CUSIP No. 46333X 108	Page 5 of 13

1	NAME OF REPORTING PERSON Venrock Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ ¹
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,332,975[2]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,332,975[2]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,332,975[2]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☒[3]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.6%[4]
12	TYPE OF REPORTING PERSON* OO

[1]	This Schedule 13G/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G/A.
[2]

Consists of 2,559,605 shares of Class A Common Stock issuable upon conversion of 2,559,605 shares of Class B Common Stock held by Venrock; 3,683,329 shares of Class A Common Stock issuable upon conversion of 3,683,329 shares of Class B Common Stock held by Venrock II; 48,387 shares of Class A Common Stock issuable upon conversion of 48,387 shares of Class B Common Stock held by Entrepreneurs Fund; 40,000 shares of Class A Common Stock issuable upon conversion of 40,000 shares of Class B Common Stock held by VRM; 1,446 shares of Class A Common Stock held by VRM; and 208 shares of Class A Common Stock held by Bryan E. Roberts. Under an agreement between Roberts and VRM, Roberts is deemed to hold the shares at the direction, and for the sole benefit, of VRM. The Class B Common Stock may be converted at any time into Class A Common Stock on a share-for-share basis.

[3]	The shares included on rows 6, 8 and 9 do not include an aggregate of 2,400,000 shares of Class A Common Stock beneficially owned by the Venrock Healthcare Entities.
[4]

This percentage is calculated based upon 66,206,799 shares of outstanding Class A Common Stock, derived as follows: 59,875,478 shares of the Issuer’s Class A Common Stock outstanding as of November 1, 2011, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2011, plus 6,331,321 shares of Class A Common Stock issuable upon conversion of 6,331,321 shares of Class B Common Stock beneficially owned by the Reporting Person. The 6,332,975 shares beneficially owned by the Reporting Person represents 6.3% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

13G/A

CUSIP No. 46333X 108	Page 6 of 13

1	NAME OF REPORTING PERSON VR Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ ¹
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,332,975[2]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,332,975[2]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,332,975[2]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☒[3]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.6%[4]
12	TYPE OF REPORTING PERSON* OO

[1]	This Schedule 13G/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G/A.

[2]

Consists of 2,559,605 shares of Class A Common Stock issuable upon conversion of 2,559,605 shares of Class B Common Stock held by Venrock; 3,683,329 shares of Class A Common Stock issuable upon conversion of 3,683,329 shares of Class B Common Stock held by Venrock II; 48,387 shares of Class A Common Stock issuable upon conversion of 48,387 shares of Class B Common Stock held by Entrepreneurs Fund; 40,000 shares of Class A Common Stock issuable upon conversion of 40,000 shares of Class B Common Stock held by VRM; 1,446 shares of Class A Common Stock held by VRM; and 208 shares of Class A Common Stock held by Bryan E. Roberts. Under an agreement between Roberts and VRM, Roberts is deemed to hold the shares at the direction, and for the sole benefit, of VRM. The Class B Common Stock may be converted at any time into Class A Common Stock on a share-for-share basis.

[3]	The shares included on rows 6, 8 and 9 do not include an aggregate of 2,400,000 shares of Class A Common Stock beneficially owned by the Venrock Healthcare Entities.

[4]

This percentage is calculated based upon 66,206,799 shares of outstanding Class A Common Stock, derived as follows: 59,875,478 shares of the Issuer’s Class A Common Stock outstanding as of November 1, 2011, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2011, plus 6,331,321 shares of Class A Common Stock issuable upon conversion of 6,331,321 shares of Class B Common Stock beneficially owned by the Reporting Person. The 6,332,975 shares beneficially owned by the Reporting Person represents 6.3% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

13G/A

CUSIP No. 46333X 108	Page 7 of 13

1	NAME OF REPORTING PERSON Venrock Healthcare Capital Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ ¹
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,400,000[2]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,400,000[2]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,400,000[2]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☒[3]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.9%[4]
12	TYPE OF REPORTING PERSON* OO

¹	This Schedule 13G/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G/A.
[2]

Consists of 2,017,021 shares of Class A Common Stock issuable upon conversion of 2,017,021 shares of Class B Common Stock held by VHCP and 382,979 shares of Class A Common Stock issuable upon conversion of 382,979 shares of Class B Common Stock held by VHCP Co-Investment. Class B Common Stock may be converted at any time into Class A Common Stock on a share-for-share basis.

[3]	The shares included on rows 6, 8 and 9 do not include an aggregate of 6,332,975 shares of Class A Common Stock beneficially owned by the Venrock Associates Entities.
[4]

This percentage is calculated based upon 62,275,478 shares of outstanding Class A Common Stock, derived as follows: 59,875,478 shares of the Issuer’s Class A Common Stock outstanding as of November 1, 2011, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2011, plus 2,400,000 shares of Class A Common Stock issuable upon conversion of 2,400,000 shares of Class B Common Stock beneficially owned by the Reporting Person. The 2,400,000 shares beneficially owned by the Reporting Person represents 2.4% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

13G/A

CUSIP No. 46333X 108	Page 8 of 13

1	NAME OF REPORTING PERSON VHCP Co-Investment Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (a) ☐ (b) ☒ [1]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,400,000[2]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,400,000[2]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,400,000[2]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☒[3]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.9%[4]
12	TYPE OF REPORTING PERSON* OO

¹	This Schedule 13G/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G/A.
[2]

Consists of 2,017,021 shares of Class A Common Stock issuable upon conversion of 2,017,021 shares of Class B Common Stock held by VHCP and 382,979 shares of Class A Common Stock issuable upon conversion of 382,979 shares of Class B Common Stock held by VHCP Co-Investment. Class B Common Stock may be converted at any time into Class A Common Stock on a share-for-share basis.

[3]	The shares included on rows 6, 8 and 9 do not include an aggregate of 6,332,975 shares of Class A Common Stock beneficially owned by the Venrock Associates Entities.
[4]

This percentage is calculated based upon 62,275,478 shares of outstanding Class A Common Stock, derived as follows: 59,875,478 shares of the Issuer’s Class A Common Stock outstanding as of November 1, 2011, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2011, plus 2,400,000 shares of Class A Common Stock issuable upon conversion of 2,400,000 shares of Class B Common Stock beneficially owned by the Reporting Person. The 2,400,000 shares beneficially owned by the Reporting Person represents 2.4% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

13G/A

CUSIP No. 46333X 108	Page 9 of 13

Introductory Note: This Schedule 13G/A is filed by Venrock Associates, a limited partnership organized under the laws of the State of New York (“Venrock”); Venrock Associates II, L.P., a limited partnership organized under the laws of the State of New York (“Venrock II”); Venrock Entrepreneurs Fund, L.P., a limited partnership organized under the laws of the State of New York (“Entrepreneurs Fund”); VR Management, LLC, a limited liability company organized under the laws of the State of Delaware (“VRM”); Venrock Management LLC, a limited liability company organized under the laws of the State of Delaware (“Venrock Management” and, together with Venrock, Venrock II, Entrepreneurs Fund and VRM, the “Venrock Associates Entities”); Venrock Healthcare Capital Partners, L.P., a limited partnership organized under the laws of the State of Delaware (“VHCP”); and VHCP Co-Investment Holdings, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Co-Investment” and, together with VHCP, the “Venrock Healthcare Entities”). The Venrock Associates Entities and the Venrock Healthcare Entities are collectively referred to as the “Reporting Persons.” The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G/A.

Item 1(a)	Name of Issuer:

Ironwood Pharmaceuticals, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

301 Binney Street

Cambridge, Massachusetts 02142

Item 2(a)	Name of Person Filing:

Venrock Associates

Venrock Associates II, L.P.

Venrock Entrepreneurs Fund, L.P.

VR Management, LLC

Venrock Management, LLC

Venrock Healthcare Capital Partners, L.P.

VCHP Co-Investment Holdings, LLC

Item 2(b)	Address of Principal Business Office or, if none, Residence:

New York Office:	Palo Alto Office:	Cambridge Office:

530 Fifth Avenue	3340 Hillview Avenue	55 Cambridge Parkway
22nd Floor	Palo Alto, CA 94304	Suite 100
New York, NY 10036		Cambridge, MA 02142

Item 2(c)	Citizenship:

Each of Venrock, Venrock II, and Entrepreneurs Fund are limited partnerships organized in the State of New York. Each of Venrock Management, VRM and VHCP Co-Investment are limited liability companies organized in the State of Delaware. VHCP is a limited partnership organized in the State of Delaware.

Item 2(d)	Title of Class of Securities:

Class A Common Stock

Item 2(e)	CUSIP Number

46333X 108

Item 3	Not applicable.

13G/A

CUSIP No. 46333X 108	Page 10 of 13

Item 4	Ownership

(a) and (b)

Venrock beneficially owns 2,559,605 shares of Class A Common Stock, or 4.1% of the outstanding shares of Class A Common Stock. This percentage is calculated based upon 62,435,083 shares of outstanding Class A Common Stock, derived as follows: 59,875,478 shares of the Issuer’s Class A Common Stock outstanding as of November 1, 2011, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2011, plus 2,559,605 shares of Class A Common Stock issuable upon conversion of 2,559,605 shares of Class B Common Stock beneficially owned by Venrock. The 2,559,605 shares beneficially owned by Venrock represent 2.5% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

Venrock II beneficially owns 3,683,329 shares of Class A Common Stock, or 5.8% of the outstanding shares of Class A Common Stock. This percentage is calculated based upon 63,558,807 shares of outstanding Class A Common Stock, derived as follows: 59,875,478 shares of the Issuer’s Class A Common Stock outstanding as of November 1, 2011, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2011, plus 3,683,329 shares of Class A Common Stock issuable upon conversion of 3,683,329 shares of Class B Common Stock beneficially owned by Venrock II. The 3,683,329 shares beneficially owned by Venrock II represent 3.7% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

Entrepreneurs Fund beneficially owns 48,387 shares of Class A Common Stock, or 0.1% of the outstanding shares of Class A Common Stock. This percentage is calculated based upon 59,923,865 shares of outstanding Class A Common Stock, derived as follows: 59,875,478 shares of the Issuer’s Class A Common Stock outstanding as of November 1, 2011, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2011, plus 48,387 shares of Class A Common Stock issuable upon conversion of 48,387 shares of Class B Common Stock beneficially owned by Entrepreneurs Fund. The 48,387 shares beneficially owned by Entrepreneurs Fund represent 0.05% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

VRM beneficially owns 41,654 shares of Class A Common Stock, or 0.1% of the outstanding shares of Class A Common Stock. This percentage is calculated based upon 59,915,478 shares of outstanding Class A Common Stock, derived as follows: 59,875,478 shares of the Issuer’s Class A Common Stock outstanding as of November 1, 2011, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2011, plus 40,000 shares of Class A Common Stock issuable upon conversion of 40,000 shares of Class B Common Stock beneficially owned by VRM. The 41,654 shares beneficially owned by VRM represent 0.04% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

Venrock Management beneficially owns 6,332,975 shares of Class A Common Stock, or 9.6% of the outstanding shares of Class A Common Stock. This percentage is calculated based upon 66,206,799 shares of outstanding Class A Common Stock, derived as follows: 59,875,478 shares of the Issuer’s Class A Common Stock outstanding as of November 1, 2011, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2011, plus 6,331,321 shares of Class A Common Stock issuable upon conversion of 6,331,321 shares of Class B Common Stock beneficially owned by the Venrock Associates Entities. The 6,332,975 shares beneficially owned by Venrock Management represents 6.3% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

VHCP beneficially owns 2,017,021 shares of Class A Common Stock, or 3.3% of the outstanding shares of Class A Common Stock. This percentage is calculated based upon 61,892,499 shares of outstanding Class A Common Stock, derived as follows: 59,875,478 shares of the Issuer’s Class A Common Stock outstanding as of November 1, 2011, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2011, plus 2,017,021 shares of Class A Common Stock issuable upon conversion of 2,017,021 shares of Class B Common Stock beneficially owned by VHCP. The 2,017,021 shares beneficially owned by VHCP represent 2.0% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

13G/A

CUSIP No. 46333X 108	Page 11 of 13

VHCP Co-Investment beneficially owns 382,979 shares of Class A Common Stock, or 0.6% of the outstanding shares of Class A Common Stock. This percentage is calculated based upon 60,258,457 shares of outstanding Class A Common Stock, derived as follows: 59,875,478 shares of the Issuer’s Class A Common Stock outstanding as of November 1, 2011, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2011, plus 382,979 shares of Class A Common Stock issuable upon conversion of 382,979 shares of Class B Common Stock beneficially owned by VHCP Co-Investment. The 382,979 shares beneficially owned by VHCP represent 0.4% of the Issuer’s issued and outstanding Class A Common Stock and Class B Common Stock on a combined basis.

(c)	Each of the Reporting Persons has sole power to vote or direct the vote of no shares of common stock and sole power to dispose or to direct the disposition of no shares of the common stock. Venrock, Venrock II, Entrepreneurs Fund, VRM and Venrock Management each have shared power to vote or to direct the vote of 6,332,975 shares of common stock and shared power to dispose or to direct the disposition of 6,332,975 shares of common stock. VHCP and VHCP Co-Investment each have shared power to vote or to direct the vote of 2,400,000 shares of common stock and shared power to dispose or to direct the disposition of 2,400,000 shares of common stock.

Item 5	Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not applicable.

Item 8	Identification and Classification of Members of the Group:

This Schedule 13G/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G/A.

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification

Not applicable.

13G/A

CUSIP No. 46333X 108	Page 12 of 13

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated: February 14, 2012	VENROCK ASSOCIATES
By: A General Partner

	By:	/s/ David L. Stepp
Authorized Signatory

VENROCK ASSOCIATES II, L.P.
By: A General Partner

By:	/s/ David L. Stepp
Authorized Signatory

VENROCK ENTREPRENEURS FUND, L.P.
By its General Partner Venrock Management, LLC

By:	/s/ David L. Stepp
Authorized Signatory

VR MANAGEMENT, LLC

By:	/s/ David L. Stepp
Authorized Signatory

VENROCK MANAGEMENT, LLC

By:	/s/ David L. Stepp
Authorized Signatory

VENROCK HEALTHCARE CAPITAL PARTNERS, L.P.
By its General Partner VHCP Management, LLC

By:	/s/ David L. Stepp
Authorized Signatory

VHCP CO-INVESTMENT HOLDINGS, LLC
By its General Partner VHCP Management, LLC

By:	/s/ David L. Stepp
Authorized Signatory

13G/A

CUSIP No. 46333X 108	Page 13 of 13

EXHIBIT INDEX

Exhibit No.

99.1	Agreement pursuant to Rule13d-1(k)(1) among Venrock, Venrock II, Entrepreneurs Fund, VRM, Venrock Management, VHCP and VHCP Co-Investment.

Exhibit 99.1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G/A is being filed on behalf of each of the undersigned.

Dated: February 14, 2012	VENROCK ASSOCIATES By: A General Partner

	By:	/s/ David L. Stepp
Authorized Signatory

VENROCK ASSOCIATES II, L.P. By: A General Partner

By:	/s/ David L. Stepp
Authorized Signatory

VENROCK ENTREPRENEURS FUND, L.P. By its General Partner Venrock Management, LLC

By:	/s/ David L. Stepp
Authorized Signatory

VR MANAGEMENT, LLC

By:	/s/ David L. Stepp
Authorized Signatory

VENROCK MANAGEMENT, LLC

By:	/s/ David L. Stepp
Authorized Signatory

VENROCK HEALTHCARE CAPITAL PARTNERS, L.P. By its General Partner VHCP Management, LLC

By:	/s/ David L. Stepp
Authorized Signatory

VHCP CO-INVESTMENT HOLDINGS, LLC By its General Partner VHCP Management, LLC

By:	/s/ David L. Stepp
Authorized Signatory